Exhibit 99.1

    First Sentinel Reports 2003 Earnings and Declares Quarterly Cash Dividend

    WOODBRIDGE, N.J., Jan. 29 /PRNewswire-FirstCall/ -- First Sentinel Bancorp, Inc. (Nasdaq: FSLA), ("First Sentinel" or the "Company"), parent company of First Savings Bank (the "Bank"), reported basic and diluted earnings per share of $0.06 for the fourth quarter of 2003, compared with fourth quarter 2002 basic and diluted earnings per share of $0.22 and $0.21, respectively. The Company reported net income of $1.5 million for the current quarter, compared with the prior year's fourth quarter net income of $5.8 million.
    For the year ended December 31, 2003, the Company reported basic and diluted earnings per share of $0.71 and $0.69, respectively, compared with basic and diluted earnings per share of $0.90 and $0.88, respectively, for the year ended December 31, 2002. Net income for 2003 totaled $18.3 million, compared with net income of $24.9 million for 2002.
    Fourth quarter and year-end 2003 results included the impact of the Company's previously announced signing of a definitive agreement to merge into Provident Financial Services, Inc. ("Provident"), the implementation of Emerging Issues Task Force ("EITF") Issue No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in Rabbi Trust and Invested" ("EITF 97-14"), the related amendment of the Company's Directors' Deferred Fee Plan ("DDFP"), the restatement of financial results for the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000 resulting from the implementation of EITF 97-14 and the sale of a branch office in Lawrenceville, New Jersey, all of which occurred in December 2003.
    Annualized return on average equity was 3.08% and 8.83% for the three and twelve month periods ended December 31, 2003, respectively, compared to 10.74% and 11.11% for the same 2002 periods. First Sentinel's annualized return on average assets was 0.27% and 0.81% for the three and twelve months ended December 31, 2003, respectively, compared to 1.03% and 1.12% for the same 2002 periods.

    Merger Agreement with Provident Financial Services

    On December 22, 2003, the Company announced the signing of a definitive agreement under which First Sentinel will merge into Provident Financial Services, Inc. and First Savings Bank, the wholly-owned subsidiary of First Sentinel, will merge into The Provident Bank. Consideration will be paid to First Sentinel stockholders in a combination of stock and cash valued at
approximately $642 million.   The transaction is expected to be completed at
the end of the second quarter of 2004. Included in the Company's fourth quarter and year-end earnings per share were merger-related expenses of $0.16 per diluted share, which were partially offset by the gain on the sale of the Lawrenceville branch of $0.06 per diluted share, net of related tax.

    Implementation of EITF 97-14 and Amendment of DDFP

    On December 22, 2003, the Company announced that it had conformed its accounting for the DDFP in accordance with EITF 97-14. Pursuant to EITF 97-14, the Company determined that a deferred compensation obligation liability was required to be recognized for the fair value of the common stock held in the underlying rabbi trust, with changes in the fair value of the common stock being recorded as a periodic charge or credit to compensation cost. As a result, the Company restated its results for the nine months ended September 30, 2003, and the years ended December 31, 2002, 2001 and 2000. These restatements are reflected in amendments to the Company's Annual Report on Form 10-K for 2002 and its Quarterly Reports on Form 10-Q for each of the first three quarters of 2003 filed with the SEC earlier this week. In addition, in the fourth quarter of 2003, the Company amended the DDFP as to its operation and structure.
    The amendment to the DDFP resulted in a non-cash charge to compensation and benefits expense of $0.08 per diluted share, net of tax, during the year ended December 31, 2003. The amendment to the DDFP was effective as of October 1, 2003, resulting in no further income statement impact in the fourth quarter of 2003 or thereafter from the application of EITF 97-14. In addition, the amendment of the DDFP resulted in the reclassification of a deferred compensation obligation of $17.4 million from liabilities to stockholders' equity in the fourth quarter of 2003.

    Results of Operations

    For the quarter ended December 31, 2003, the Company recorded total net interest income of $14.5 million, compared with $15.2 million for the same period in 2002. Total interest income decreased $3.9 million, or 12.9%, to $26.2 million for the 2003 period, primarily as a result of the decline in asset yields experienced throughout the year related to the level of market interest rates as compared to 2002. The average balance of loans decreased $15.8 million, or 1.3%, to $1.2 billion for the fourth quarter of 2003, compared with the fourth quarter of 2002. Interest income on loans decreased $2.3 million as the average yield on loans declined 68 basis points to 5.77%. Average investment and mortgage-backed securities, including federal funds sold and investments in Federal Home Loan Bank stock, declined $14.4 million, or 1.6%, to $911.8 million for the quarter ended December 31, 2003, compared with the same period of 2002. Income on such investments decreased
$1.5 million as the average yield fell 61 basis points to 3.74% for the fourth quarter of 2003. As previously announced, the FHLB-NY suspended its fourth quarter 2003 dividend payment. The FHLB-NY recently stated its intention to resume its dividend payments beginning with the first quarter of 2004, at a rate of 1.45%, as compared to a rate of 5.05% in effect prior to such suspension.
    Interest expense decreased $3.2 million, or 21.5%, to $11.7 million for the three months ended December 31, 2003, from $14.9 million for the comparable 2002 period. The decrease in interest expense was attributable to reductions in rates paid on time and core deposits, as well as growth in lower-costing core accounts and managed run-off in higher-costing certificates of deposit. The average balance of interest-bearing checking, savings, and money market accounts increased $52.6 million, or 7.5%, for the quarter ended December 31, 2003, compared with the same period in 2002, while the average rate paid on these deposits decreased 58 basis points to 0.82%. Average non-interest bearing deposits grew $8.4 million, or 11.9%, to $78.9 million for the fourth quarter of 2003 compared with the same period in 2002. The average balance of certificates of deposit declined $70.5 million, or 11.6%, for the quarter ended December 31, 2003, compared with the same period in 2002, while the average rate paid on certificates decreased 75 basis points to 2.35%.
    For the year, the Company recorded total net interest income of $58.6 million, compared with $62.3 million for 2002. Total interest income decreased $17.0 million, or 13.5%, to $109.0 million for 2003, compared with 2002. The average balance of loans decreased $34.1 million, or 2.7%, to $1.2 billion for the year ended December 31, 2003, compared with 2002. Interest income on loans decreased $10.9 million, as the average yield on loans declined 71 basis points to 5.96%. Average investment and mortgage-backed securities, including federal funds sold and investments in Federal Home Loan Bank stock, grew $40.1 million, or 4.5%, to $928.3 million for 2003, compared with 2002. Income on such investments, however, decreased $6.2 million as the average yield fell 86 basis points to 3.84% for 2003.
    Interest expense decreased $12.0 million, or 19.3%, to $50.4 million for the year ended December 31, 2003, from $62.4 million for 2002. The average balance of interest-bearing checking, savings, and money market accounts increased $73.8 million, or 11.1%, for 2003, compared with 2002, while the average rate paid on these deposits decreased 76 basis points to 0.93%. Average non-interest bearing deposits grew $9.2 million, or 13.7%, to $76.2 million for 2003, compared with 2002. The average balance of certificates of deposit declined $59.2 million, or 9.4%, for the year ended December 31, 2003, compared with 2002, while the average rate paid on certificates decreased 80 basis points to 2.57%. The ratio of average core deposits, consisting of checking, savings and money market accounts, to total deposits improved to 59.0% for the year ended December 31, 2003, from 53.9% for 2002.
    Net interest margin decreased nine basis points to 2.72% for the fourth quarter of 2003, from 2.81% for the prior year's fourth quarter. Interest rate spread decreased one basis point to 2.42% for the 2003 quarter, from the comparable 2002 quarter. Linked quarter net interest margin and interest rate spread each increased by four basis points. For the year ended December 31, 2003, net interest margin decreased by 25 basis points to 2.71%, while interest rate spread decreased by 14 basis points to 2.41%, compared to 2002.
    As a result of stable loan portfolio size and asset quality, First Sentinel did not record a provision for loan losses during the three and twelve months ended December 31, 2003. The Company did not record a provision in the fourth quarter of 2002, but recorded a provision of $1.3 million for the year ended December 31, 2002. Non-performing assets totaled $1.8 million at December 31, 2003 and 2002. The allowance for loan losses totaled
$12.8 million at December 31, 2003, representing 1.04% of total loans.
    Non-interest income increased by $1.2 million for the fourth quarter of 2003, compared to the fourth quarter of 2002, to $3.1 million. For the year, non-interest income increased $3.2 million, compared with 2002, to $9.7 million. The three and twelve month periods of 2003 included a gain of $2.4 million on the sale of the Company's Lawrenceville, New Jersey branch in December 2003. The Company realized a net loss on sales of loans and securities of $977,000 in the fourth quarter of 2003, compared with a net gain of $647,000 for the comparable period of 2002. For the year ended December 31, 2003, the Company realized a net gain on sales of loans and securities totaling $825,000, compared with a net gain of $525,000 for 2002.
    Total non-interest expense increased by $3.8 million, or 45.9%, to $12.2 million for the fourth quarter of 2003, compared to $8.4 million for the prior year's fourth quarter. For the year, total non-interest expense increased by $6.7 million, or 21.5%, to $37.7 million. The increase was primarily attributable to merger-related expenses of $4.3 million in the fourth quarter of 2003, including investment banking and legal fees and the payout of certain benefit plans terminated pursuant to the terms of the merger agreement.

    Financial Condition

    For the year ended December 31, 2003, total assets decreased by $56.8 million, or 2.5%, to $2.2 billion. Loans receivable, net, increased $9.5 million due to loan originations of $736.4 million and loan purchases of $29.8 million. Loans purchased consisted primarily of 1-4 family adjustable-rate mortgages underwritten internally with higher rates than those currently offered by the Company. The loan pipeline, consisting of loan applications in process of approval, totaled $143.8 million at December 31, 2003, including $30.7 million of accepted construction and non-residential loan commitments. Total loan originations for the fourth quarter of 2003 amounted to $157.0 million, compared to $212.5 million for the trailing quarter and $160.8 million for the fourth quarter of 2002. For 2003, principal repayments on loans totaled $690.1 million, compared with $644.7 million for 2002. Of the total loan portfolio at December 31, 2003, 1-4 family mortgage loans comprised 62.1%, home equity loans comprised 9.3%, and commercial real estate, multi-family and construction loans comprised 27.7%.
    Total deposits at December 31, 2003 decreased by $48.1 million, or 3.5%, during 2003 to $1.3 billion. Core deposits increased $37.4 million, or 4.8%, to $822.6 million, or 61.4% of total deposits at December 31, 2003, compared to $785.2 million, or 56.6% of total deposits at December 31, 2002. Borrowed funds decreased $5.2 million, or 0.9%, to $591.5 million at December 31, 2003.
    Stockholders' equity increased $16.0 million, or 7.6%, to $227.6 million during 2003, primarily due to the reclassification of a deferred compensation obligation of $17.4 million from liabilities to stockholders' equity in the fourth quarter of 2003, in connection with the amendment to the Company's DDFP. In February 2003, the Company authorized a 5% stock repurchase program. The Company repurchased 871,000 shares during the year ended December 31, 2003, at an average cost per share of $14.26. There were no share repurchases in the quarter ended December 31, 2003. Pursuant to the terms of the merger agreement with Provident, the Company does not expect to repurchase additional shares of its stock prior to completion of the merger. Stated and tangible book value per share at December 31, 2003, were $8.35 and $8.21, respectively.

    Declaration of Quarterly Dividend

    The Board of Directors also announced that it has approved a regular quarterly cash dividend of $0.105 per common share. The dividend will be paid on February 27, 2004 to stockholders of record as of the close of business on February 13, 2004.
    First Sentinel, through its subsidiary, First Savings Bank, operates 22 branch offices in Middlesex, Monmouth, Somerset and Union Counties, New Jersey.

    Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a large number of factors. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention, changes in legislation and regulation, or the inability to complete the merger with Provident Financial Services, Inc., as and when expected. First Sentinel Bancorp assumes no obligation for updating any such forward-looking statements at any time.


    FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
    Consolidated Statements of Financial Condition
    (In thousands, except share data)
                                                     December 31, December 31,
                                                          2003         2002

    Assets
    Cash and due from banks                          $   16,007    $  21,695
    Federal funds sold                                   59,800       44,250
         Total cash and cash equivalents                 75,807       65,945


    Federal Home Loan Bank of New York (FHLB-NY)
     stock, at cost                                      21,075       20,835
    Investment securities available for sale            106,459      114,219
    Mortgage-backed securities available for sale       722,794      790,562
    Loans receivable, net                             1,210,721    1,201,210
    Interest and dividends receivable                     9,282       11,055
    Premises and equipment, net                          15,160       15,882
    Core deposit intangibles                              3,730        4,568
    Other assets                                         39,642       37,203
        Total assets                                $ 2,204,670  $ 2,261,479

    Liabilities and Stockholders' Equity

    Liabilities
    Deposits                                        $ 1,339,858  $ 1,387,986
    Borrowed funds                                      591,500      596,663
    Subordinated debentures (1)                          25,774           --
    Advances by borrowers for taxes and insurance         9,519        9,615
    Other liabilities                                    10,445       30,643
        Total liabilities                             1,977,096    2,024,907

    Company-obligated mandatorily redeemable
    preferred capital securities of a
        subsidiary trust holding solely junior
    subordinated debentures of the Company  (1)              --       25,000

    Stockholders' Equity
    Preferred Stock; authorized 10,000,000 shares;
    issued and outstanding - none                            --           --
    Common Stock, $.01 par value, 85,000,000 shares
     authorized; 43,106,742 and 27,251,064
     shares issued
     and outstanding at 12/31/03 and 43,106,742
     and 27,444,098 shares issued and
     outstanding at 12/31/02                                430          430
    Paid-in capital                                     208,523      205,915
    Retained earnings                                   166,902      161,453
    Accumulated other comprehensive income (loss)         4,059        9,776
    Treasury stock (14,748,818 and 14,586,591
     common shares at 12/31/03 and 12/31/02,
     respectively)                                     (150,571)    (145,480)
    Common Stock acquired by the Employee Stock
     Ownership Plan (ESOP)                               (8,486)      (9,404)
    Common Stock acquired by the Recognition and
     Retention Plan (RRP)                                  (280)      (1,032)
    Common Stock acquired by the Directors'
     Deferred Fee Plan (DDFP)                            (2,768)      (2,412)
    DDFP transition differential                         (7,674)      (7,674)
    Deferred compensation - DDFP                         17,439           --
         Total stockholders' equity                     227,574      211,572
         Total liabilities and stockholders' equity  $2,204,670  $ 2,261,479

     (1) First Sentinel adopted FIN 46 on December 31, 2003, and in accordance with its provisions, deconsolidated the capital trusts and reported the associated liabilities as subordinated debentures.


    FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
    Consolidated Statements of Income
    (Dollars in thousands, except share data) (Unaudited)

                                     Three Months Ended         Year Ended
                                        December 31,            December 31,
                                       2003      2002          2003      2002
    Interest income:
      Loans                       $  17,682  $  20,004    $  73,333   $ 84,219
      Investment and mortgage-
       backed securities
        available for sale            8,516     10,064       35,626     41,783
         Total interest income       26,198     30,068      108,959    126,002

    Interest expense:
     Deposits:
       NOW and money market demand    1,078      1,626        4,621      7,725
       Savings                          464        821        2,267      3,543
       Certificates of deposit        3,173      4,735       14,645     21,189
         Total interest expense -
          deposits                    4,715      7,182       21,533     32,457
     Borrowed funds                   6,953      7,677       28,860     29,964
         Total interest expense      11,668     14,859       50,393     62,421
         Net interest income         14,530     15,209       58,566     63,581
     Provision for loan losses           --        --           --       1,310
         Net interest income after
         provision for loan losses   14,530     15,209       58,566     62,271

    Non-interest income:
      Fees and service charges        1,171        801        4,342      3,892

      Net gain (loss) on sales of
       loans and securities            (977)       647          825        525
      Income on Bank Owned Life
        Insurance                       368        342        1,563      1,499
      Gain on sale of branch          2,442         --        2,442         --
      Other, net                         59         91          531        627
         Total non-interest income    3,063      1,881        9,703      6,543

    Non-interest expense:
      Compensation and benefits       4,946      5,251       21,152     18,542
      Occupancy                         620        564        2,449      2,259
      Equipment                         347        405        1,574      1,695
      Advertising                       130        229          802        983
      Federal deposit insurance
       premium                           54         58          225        234
      Amortization of core deposit
       intangibles                      210        210          839        843
      Distributions on preferred
       capital securities               467        494        1,875      1,978
      General and administrative      1,093      1,139        4,506      4,524
      Merger-related expense          4,314         --        4,314         --
         Total non-interest
          expense                    12,181       8,350      37,736     31,058
         Income before income tax
          expense                     5,412       8,740      30,533     37,756

    Income tax expense                3,885       2,901      12,197     12,852

         Net income               $   1,527   $   5,839   $  18,336  $  24,904

    Basic earnings per share      $    0.06   $    0.22   $    0.71  $    0.90

    Weighted average shares
     outstanding - Basic         25,712,018  26,661,910  25,706,054 27,630,380


    Diluted earnings per share    $    0.06   $    0.21   $    0.69  $    0.88

    Weighted average shares
     outstanding - Diluted       27,493,546  28,374,475  26,698,962 28,401,420


    FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
    Consolidated Average Statements of Financial Condition
    (Dollars in thousands) (Unaudited)

                                      Three Months Ended December 31,
                                     2003                       2002
                           Average          Average   Average          Average
                           Balance Interest  Yield/   Balance Interest  Yield/
                                              Cost                       Cost

    Assets
     Interest-earning
      assets:
      Federal funds sold  $ 38,777   $  94    0.97%  $  49,216   $ 180   1.46%
      Investment
       securities
       available for
       sale (1)            139,012   1,322    3.80     129,998   1,694   5.21
      Mortgage-backed
       securities
       available for sale  733,963   7,100    3.87     746,893   8,190   4.39
       Total investments   911,752   8,516    3.74     926,107  10,064   4.35

      Mortgage loans     1,102,620  16,027    5.81   1,118,001  18,055   6.46
      Home equity loans     62,056     973    6.27      64,964   1,172   7.22
      Home equity lines
       of credit            49,742     518    4.17      46,278     584   5.05
      Other loans           10,786     164    6.08      11,800     193   6.54
       Total loans       1,225,204  17,682    5.77   1,241,043  20,004   6.45

      Total interest-
       earning assets    2,136,956  26,198    4.90   2,167,150  30,068   5.55
      Non-interest
       earning assets       93,905                      85,578
        Total assets    $2,230,861                  $2,252,728

    Liabilities and
     Stockholders' Equity
      Interest-bearing
       liabilities:
      NOW and money
       market accounts   $ 527,732 $ 1,078    0.82%  $ 486,290 $ 1,626   1.34%
      Savings accounts     224,557     464    0.83     213,394     821   1.54
      Certificates of
       deposit             540,324   3,173    2.35     610,853   4,735   3.10
        Total interest-
         bearing
         deposits        1,292,613   4,715    1.46   1,310,537   7,182   2.19

      Borrowed funds       591,662   6,953    4.70     597,160   7,677   5.14
      Total interest-
       bearing
       liabilities       1,884,275  11,668    2.48   1,907,697  14,859   3.12
      Non-interest
       bearing deposits     78,903                      70,514
      Other liabilities     69,230                      56,992
        Total
         liabilities     2,032,408                   2,035,203
      Stockholders'
       equity              198,453                     217,525
        Total
         liabilities and
         stockholders'
         equity         $2,230,861                  $2,252,728
      Net interest
       income/interest
       rate spread                 $14,530    2.42%            $15,209   2.43%
      Net interest-
       earning assets/
       net interest
       margin           $ 252,681             2.72% $  259,453           2.81%
      Ratio of interest-
       earning assets to
       interest-bearing
       liabilities           1.13X                       1.14X

      (1) Includes FHLB-NY stock.


    FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
    Consolidated Average Statements of Financial Condition
    (Dollars in thousands) (Unaudited)

                                          Year Ended December 31,
                                     2003                       2002
                           Average          Average   Average          Average
                           Balance Interest  Yield/   Balance Interest  Yield/
                                              Cost                       Cost

    Assets
     Interest-earning
      assets:
      Federal funds sold  $ 37,973   $ 412    1.08 %  $ 58,132  $  960   1.65%
      Investment
       securities
       available for
       sale (1)            136,624   6,173    4.52     137,444   7,262   5.28
      Mortgage-backed
       securities
       available for sale  753,670  29,041    3.85     692,548  33,561   4.85
       Total investments   928,267  35,626    3.84     888,124  41,783   4.70

      Mortgage loans     1,105,962  66,385    6.00   1,135,185  75,838   6.68
      Home equity loans     62,026   4,075    6.57      68,870   5,021   7.29
      Home equity lines
       of credit            48,866   2,163    4.43      43,194   2,265   5.24
      Other loans           12,574     710    5.65      16,264   1,095   6.73
       Total loans       1,229,428  73,333    5.96   1,263,513  84,219   6.67

      Total interest-
       earning assets    2,157,695 108,959    5.05   2,151,637 126,002   5.86
      Non-interest
       earning assets       96,029                      77,205
        Total assets    $2,253,724                  $2,228,842

    Liabilities and
     Stockholders' Equity
      Interest-bearing
       liabilities:
      NOW and money
       market accounts   $ 514,580   4,621    0.90 % $ 466,811 $ 7,725  1.65 %
      Savings accounts     227,428   2,267    1.00     201,358   3,543  1.76
      Certificates of
       deposit             569,349  14,645    2.57     628,535  21,189  3.37
        Total interest-
         bearing
         deposits        1,311,357  21,533    1.64   1,296,704  32,457  2.50

      Borrowed funds       597,047  28,860    4.83     587,986  29,964  5.10
      Total interest-
       bearing
       liabilities       1,908,404  50,393    2.64   1,884,690  62,421  3.31

      Non-interest
       bearing deposits     76,245                      67,061
      Other liabilities     61,379                      52,897
        Total
         liabilities     2,046,028                   2,004,648
      Stockholders'
       equity              207,696                     224,194
        Total
         liabilities and
         stockholders'
         equity         $2,253,724                   $2,228,842
      Net interest
       income/interest
       rate spread                 $58,566   2.41 %           $ 63,581  2.55 %
      Net interest-
       earning assets/
       net interest
       margin           $ 249,291            2.71 % $ 266,947           2.96 %
      Ratio of interest-
       earning assets to
       interest-bearing
       liabilities           1.13X                       1.14X

     (1) Includes FHLB-NY stock.


    FINANCIAL SUMMARY
    ($ in thousands, except share data)
    (unaudited)

                                  Three Months Ended          Year Ended
                                     December 31,            December 31,
                                    2003      2002          2003      2002

    Income Statement
    Net Interest Income          $14,530   $15,209       $58,566    $63,581
    Provision for Loan Losses         --        --            --      1,310
    Non-Interest Income            3,063     1,881         9,703      6,543
    Non-Interest Expense          12,181     8,350        37,736     31,058
    Pre-Tax Income                 5,412     8,740        30,533     37,756
    Income Tax Expense             3,885     2,901        12,197     12,852
    Net Income                     1,527     5,839        18,336     24,904
    Basic Earnings Per Share       $0.06     $0.22         $0.71      $0.90
    Diluted Earnings Per Share     $0.06     $0.21         $0.69      $0.88
    Dividends Per Share           $0.105    $0.095         $0.42      $0.36
    Dividend Payout Ratio         185.46%    38.60%        59.78%     40.43%
    Interest Rate Spread            2.42%     2.43%         2.41%      2.55%
    Net Interest Margin             2.72%     2.81%         2.71%      2.96%

    Profitability
    Return on Average Assets        0.27%     1.04%         0.81%      1.12%
    Return on Average Equity        3.08%    10.74%         8.83%     11.11%


    FINANCIAL SUMMARY (continued)
    ($ in thousands, except share data)
    (unaudited)
                                             Year Ended December 31,
                                               2003          2002

    Asset Quality
    Net Charge-Offs ("NCO")                     $62        $1,412
    REO Expense                                  18             7
    Non Accrual Loans                         1,193         1,541
    Non Performing Loans                      1,827         1,764
    Real Estate Owned ("REO")                    --            72
    Non Performing Assets                     1,827         1,836

    Credit Quality
    Annualized NCO/ Average Loans              0.01%         0.11%
    Annualized NCO & REO Expense/
     Loans & REO                               0.01%         0.11%
    Non Performing Loans/Loans                 0.15%         0.15%
    Non Performing Assets/
     Loans & REO                               0.15%         0.15%
    Non Performing Assets/Assets               0.08%         0.08%
    Allowance/Non Performing Loans           698.85%       727.32%
    Allowance/Loans                            1.04%         1.06%
    REO/Non Performing Assets                    --%         3.92%
    Allowance/Non Performing Assets          698.85%       698.80%

    Balance Sheet (Period End Balances)
    Investment Securities and FHLB stock   $127,534      $135,054
    Mortgage-backed Securities              722,794       790,562
    Loans, net of unearned and
     deferred fees                        1,223,489     1,214,040
    Allowance for Loan Losses
     ("Allowance")                           12,768        12,830
    Assets                                2,203,896     2,261,479
    Deposits                              1,339,858     1,387,986
    Borrowings                              591,500       596,663
    Stockholders' Equity                    227,574       211,572

    Total Shares Outstanding             27,251,064    27,444,098
    Stated Book Value                         $8.35         $7.71
    Tangible Book Value                       $8.21         $7.54

SOURCE  First Sentinel Bancorp, Inc.
    -0-                             01/29/2004
    /CONTACT: Thomas M. Lyons, Executive Vice President and Chief Financial Officer, +1-732-726-9700 x5542, or Ann C. Clancy, Investor Relations, +1-732-726-9700 x5514, both of First Sentinel Bancorp, Inc. /
    /Web site:  http://www.firstsentinelbancorp.com /
    (FSLA)

CO:  First Sentinel Bancorp, Inc.
ST:  New Jersey
IN:  FIN
SU:  ERN